Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2017 Financial Results

Net Income of $252 million, $0.55 EPS, $0.58 Adjusted EPS1

Second Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$376 million	7.5%	$29.79/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$393 million	9.6%	$27.40/share

HIGHLIGHTS

• Net financing revenue of $1,067 million, including $17 million in Original Issue Discount (OID) expense

• EPS: $0.55; Adjusted EPS[1]: $0.58, up 7% YoY

• Net interest margin (NIM) of 2.76%, up 8 bps YoY; Ex. OID, NIM of 2.80%, up 8 bps YoY and 16 bps QoQ

• Consolidated annualized net charge-offs of 66 bps

• Efficiency Ratio: 56%; Adj. Efficiency Ratio[1]: 44%

• Executed $204 million of share repurchases and paid $0.08 per share quarterly dividend

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“We’re very pleased with our second quarter results and the performance of our businesses. We delivered the highest revenue and Adjusted EPS[1] since becoming a public company with both NIM expansion and balance sheet growth. We also continued to advance our consumer product offerings with the launch of Ally Invest, further building upon our leading digital banking franchise.”

“Net financing revenue improved $88 million from the first quarter, demonstrating the power of our self-help earnings growth path and the successful repositioning of the business over the past few years. We continue to see a long runway to deliver improved results given the positioning of the franchise and ability to grow customers and deposits. This will allow us to continue to diversify our product mix and further optimize our liability structure to drive higher returns.”

“In auto finance, we remain cautious but constructive. Used vehicle price declines and loss performance were well within our expectations, and we’re seeing improved profitability in both our consumer and commercial auto portfolios.”

“Strategically, we remain focused on the ingredients of driving strong long-term shareholder returns. Alignment with digital banking trends, earnings growth, improving ROE, diversifying our customer product suite and optimizing capital deployment are all key components as we continue down our path of delivering strong shareholder returns.”

DEPOSITS	• Retail deposits of $71.1 billion, up 16% YoY • Average retail deposit rate up 1 bp YoY and 3 bps QoQ • Retail deposit customer base up 49k QoQ; up 15% YoY

AUTO FINANCE	• Pre-tax income of $347 million • Consumer auto originations of $8.6 billion with estimated retail auto originated yield[1] of 6.50%, up 68 bps YoY • Retail auto net charge-off rate of 1.20%

INSURANCE	• Pre-tax loss of $21 million, down $61 million QoQ, largely due to seasonally high weather losses

CORPORATE FINANCE	• Pre-tax income of $35 million, up $21 million YoY • Loans increased by 19% YoY to $3.6 billion

MORTGAGE FINANCE	• Pre-tax income of $7 million, down $2 million YoY • Total assets increased to $8.9 billion, up 11% YoY

Notable Items

• Received CCAR non-objection to Ally’s capital plan through second quarter 2018, enabling a meaningful increase in capital returns to common shareholders

○   Share repurchase program growing 9% to $760 million

○   Quarterly common dividend increasing from $0.08 per share to $0.12 per share, beginning with the third quarter dividend payment, which has been approved by the Board

• Introduced Ally Invest to our customers in May 2017

• Seasonally strong lease yields (net of depreciation) up 92 bps QoQ to 6.63% as used car price declines moderated in the second quarter

• Increased retail auto loan coverage ratio 7 bps QoQ to 1.50%

[1]	The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Second Quarter Results

Net income was $252 million, compared to net income of $360 million for the second quarter of 2016, largely driven by higher income tax expense year-over-year due to a $98 million favorable tax item in the second quarter of 2016. Additionally, increased net financing revenue and other revenue was offset by increases in provision for loan losses and noninterest expense.

Net financing revenue, including $17 million of OID, improved to $1,067 million, up $83 million from a year ago, driven by the expansion of retail loan and commercial margins as well as higher loan volumes.

NIM of 2.76%, including OID of 4 bps, increased 8 bps year-over-year and was up 16 bps quarter-over-quarter. Excluding OID, NIM was 2.80%, improving 8 bps year-over-year, as a result of higher loan yields and increased deposit funding.

Other revenue increased $14 million year-over-year driven by favorable gains on asset sales and contributions from the Corporate Finance and Ally Invest businesses.

Provision for loan losses increased $97 million year-over-year and was impacted by a 7 bps increase in the retail auto coverage ratio in the quarter.

Noninterest expense increased $37 million from a year ago, driven by expenses related to the growth of consumer and commercial products.

Auto originations for the quarter totaled $8.6 billion, down from $9.4 billion a year ago, given continued focus on risk-adjusted returns.

Second Quarter Financial Results

				Increase/(Decrease) vs.

$ millions except per share data	2Q 17	1Q 17	2Q 16	1Q 17	2Q 16

Net Financing Revenue (excluding OID)[1]	$1,084	$995	$998	$89	$87

OID Expense	(17)	(16)	(14)	(1)	(4)

Net Financing Revenue (as reported)	1,067	979	984	88	83

Total Other Revenue	388	396	374	(8)	14

Provision for Loan Losses	269	271	172	(2)	97

Total Noninterest Expense	810	778	773	32	37

Pre-tax Income from Continuing Operations	$376	$326	$413	$50	$(37)

Income Tax Expense	122	113	56	9	66

Income (Loss) from Discontinued Operations, Net of Tax	(2)	1	3	(3)	(5)

Net Income	$252	$214	$360	$38	$(108)

Preferred Dividends	-	-	15	-	(15)

Net Income Available to Common	$252	$214	$345	$38	$(93)

	2Q 17	1Q 17	2Q 16	1Q 17	2Q 16

GAAP EPS (diluted)	$0.55	$0.46	$0.71	$0.09	$(0.16)

Discontinued Operations, Net of Tax	0.00	(0.00)	(0.01)	0.01	0.01

OID Expense	0.02	0.02	0.02	0.00	0.01

Repositioning / Other[2]	-	-	(0.18)	-	0.18

Adjusted EPS[3]	$0.58	$0.48	$0.54	$0.10	$0.04

Return on Equity	7.5%	6.4%	10.4%

Core ROTCE[3]	9.6%	8.2%	9.7%

Effective Tax Rate[4]	32.4%	34.7%	13.7%

(1)	Represents a non-GAAP financial measure. Excludes OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. “Other” primarily includes certain discrete tax items. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.
(4)	2Q 16 effective tax rate was impacted by a $98 million tax benefit as the result of a U.S. tax reserve release related to a prior year federal tax return.

Product Expansion

Ally continues to make progress diversifying and growing its consumer product suite outside of auto finance. In the second quarter, Ally introduced Ally Invest to its customers, rebranded from TradeKing, integrating self-directed brokerage and managed investment capabilities with Ally’s leading deposits platform. Ally Home®, the company’s mortgage offering which launched in late 2016, is beginning to see origination growth accelerate. The Ally CashBack Credit CardA program, another important banking product that has allowed Ally to deepen customer relationships, continues to see performance in line with expectations after being introduced in June 2016. Additionally, our Corporate Finance business provided $35 million of pre-tax income for the quarter, up $21 million year-over-year, the highest pre-tax income from continuing operations since Ally became a public company.

Results by Segment

				Increase/(Decrease) vs.
$ millions	2Q 17	1Q 17	2Q 16	1Q 17	2Q 16

Automotive Finance	$347	$288	$426	$59	$(79)

Insurance	(21)	40	(18)	(61)	(3)

Dealer Financial Services	$326	$328	$408	$(2)	$(82)

Mortgage Finance	7	9	9	(2)	(2)

Corporate Finance	35	25	14	10	21

Corporate and Other	8	(36)	(18)	44	26

Pre-Tax Income from Continuing Operations	$376	$326	$413	$50	$(37)

OID Amortization Expense[1]	17	16	14	1	4

Repositioning Items[1,2]	-	-	4	-	(4)

Core Pre-tax Income[3]	$393	$342	$431	$51	$(37)

(1)	OID amortization expense and repositioning items for all periods shown are applied to the pre-tax income of the Corporate and Other segment.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for repositioning items and OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $347 million was $79 million lower year-over-year, driven largely by net lease revenue that declined $100 million year-over-year. Overall, results reflect a modest increase in net financing revenue, higher other revenue, driven by gains on asset sales, higher provision for loan losses and higher noninterest expense as the company continues to invest in and diversify its auto business.

Net financing revenue was approximately $3 million higher year-over-year as declines in lease assets and lease gains were offset by increases in retail and commercial revenue. The net lease yield increased 92 bps quarter-over-quarter to 6.63%, but decreased 83 bps year-over-year.

Provision for loan losses was $2 million lower quarter-over-quarter and up $96 million year-over-year as Ally continues to grow and optimize its auto business. Estimated retail auto originated yieldsB increased to 6.50%, up 68 bps year-over-year and up 38 bps quarter-over-quarter.

Consumer originations of $8.6 billion included $4.0 billion of used volume, $3.5 billion of new retail volume, and $1.1 billion of leases.

Auto earning assets increased $3.1 billion year-over-year to $115.3 billion as growth in commercial assets, as well as an increase in the retail auto portfolio, outpaced declines in operating lease assets. Commercial earning assets increased $3.6 billion year-over-year to $38.8 billion, driven by higher dealer inventories and vehicle mix shift.

A The Ally CashBack Credit Card is issued by TD Bank N.A.

B Estimated retail auto originated yield is a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Insurance

Pre-tax loss of $21 million in the quarter versus a pre-tax loss of $18 million in the prior year quarter, with lower investment income and lower revenue earned partially offset by lower weather losses, which benefited from the reinsurance policy established this quarter and ending in the first quarter of 2018.

Total revenue earned was $9 million lower year-over-year driven by ceded premium for the reinsurance policy.

Total investment income was $27 million, down $7 million from the prior year period, and down $8 million quarter-over-quarter.

Written premiums were down $17 million year-over-year at $220 million, as growth in gross written premiums was offset by reinsurance costs.

Mortgage Finance

Pre-tax income was $7 million in the quarter, compared to $9 million in the prior year period. Net financing revenue was up $6 million year-over-year to $32 million, with total assets up $0.9 billion in the past year driven by bulk mortgage purchases.

Noninterest expense increased $8 million year-over-year as the result of asset growth and the expansion of the direct-to-consumer mortgage product, which launched in the fourth quarter of 2016.

Provision for loan losses was flat quarter-over-quarter and $1 million higher year-over-year, reflecting favorable credit performance and asset growth.

Corporate Finance

Pre-tax income was $35 million in the quarter, compared to $14 million in the prior year period.

Net financing revenue increased $19 million year-over-year to $48 million, driven by continued asset growth and interest income recovery in the quarter. Total assets increased $0.6 billion year-over-year from $3.0 billion to $3.6 billion.

Total other revenue increased $6 million year-over-year driven by strong loan syndication and fee income.

Liquidity, Capital & Deposits

Capital

Ally paid a $0.08 per share quarterly common dividend and executed $204 million of share repurchases, including shares withheld-to-cover income taxes on employee share-based incentive compensation.

Ally received non-objection to its Comprehensive Capital Analysis and Review (CCAR) capital plan through the second quarter of 2018, permitting the company to repurchase up to $760 million of common stock and increase its quarterly dividend from $0.08 per share to $0.12 per share, beginning in the third quarter of 2017. Ally’s Board of Directors has approved the $0.12 per share dividend for the third quarter of 2017.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratio[c] increased to 9.4% as a result of continued profitability and deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents of $4.4 billion at quarter-end was up from $4.3 billion at the end of the first quarter. Ally had no institutional unsecured debt maturities in the quarter.

U.S. auto term securitizations totaled approximately $1.8 billion for the quarter. Additionally, during the quarter, Ally renewed approximately $1.3 billion in credit facilities.

Approximately 77% of Ally’s total assets were funded at Ally Bank in the second quarter.

Deposits now represent approximately 59% of Ally’s funding portfolio, excluding OID, improving from 52% a year ago.

Deposits

Total deposits were up $1.7 billion quarter-over-quarter to $86.2 billion with retail deposits of $71.1 billion at quarter-end, up $1.1 billion for the quarter and up $9.9 billion year-over-year.

The average retail deposit rate was 1.12% for the quarter, up 1 bp year-over-year and up 3 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 15% year-over-year, totaling over 1.3 million customers at quarter-end, while adding approximately 49 thousand customers over the prior quarter. Average customer balance ended the quarter at $53.7 thousand. Millennials continue to comprise the largest generation segment of new customers at 54%.

C Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.5%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and previously discontinued mortgage operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash expense bond exchange original issue discount expense (OID), (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g. Series A) that have been taken by the company to normalize its capital structure.

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) core original issue discount (OID) amortization expense (primarily related to bond exchange OID – excludes international operations and future issuances) and (2) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Results by Segment Table on page 3 for calculation methodology and details.

Core Net Income Available to Common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common adjusts GAAP net income available to common for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized OID and net DTA. As of 1Q 2016, Ally’s core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, unamortized OID, and net DTA.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense was accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected bond OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and original issue discount (OID). See page 8 for calculation methodology and details.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Net Financing Revenue (excluding OID) excludes OID.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio later in this press release.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for unamortized original issuance discount and net deferred tax asset.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted EPS

Numerator		2Q 17	1Q 17	2Q 16

GAAP Net Income Available to Common Shareholders		$252	$214	$345

Disc Ops, Net of Tax		2	(1)	(3)

Original Issue Discount (OID Expense)		17	16	14

Repositioning Items		-	-	4

OID & Repo. Tax		(6)	(6)	(6)

Significant Discrete Tax Items & Other		-	-	(91)

Series A Actions		-	-	1

Core Net Income Available to Common Shareholders	[a]	$265	$224	$263

Denominator

Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	458,819	466,829	486,074

Adjusted EPS	[a] ÷ [b]	$0.58	$0.48	$0.54

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 17	1Q 17	2Q 16

GAAP Net Income Available to Common Shareholders		$252	$214	$345

Disc Ops, Net of Tax		2	(1)	(3)

Original Issue Discount (OID expense)		17	16	14

Repositioning Items		-	-	4

OID & Repo. Tax		(6)	(6)	(6)

Significant Discrete Tax Items & Other		-	-	(91)

Series A Actions		-	-	1

Core Net Income Available to Common Shareholders	[a]	$265	$224	$263

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.4	$13.3	$13.7

Preferred Equity		-	-	(0.3)

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.3)	(0.2)

Tangible Common Equity		$13.1	$13.0	$13.2

Unamortized Core Original Issue Discount (OID discount)		(1.2)	(1.2)	(1.3)

Net Deferred Tax Asset (DTA)		(0.9)	(1.0)	(1.1)

Normalized Common Equity	[b]	$11.1	$10.8	$10.8

Core Return on Tangible Common Equity	[a] ÷ [b]	9.6%	8.2%	9.7%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		2Q 17	1Q 17	2Q 16

GAAP Common Shareholder’s Equity		$13.5	$13.4	$13.6

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.3)

Tangible Common Equity		13.2	13.1	13.3

Tax-effected Bond OID		(0.8)	(0.8)	(0.8)

Adjusted Tangible Book Value	[a]	$12.4	$12.3	$12.5

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	452,292	462,193	483,753

Metric

GAAP Common Shareholder’s Equity per Share		$29.8	$28.9	$28.1

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.6)	(0.6)	(0.6)

Tangible Common Equity per Share		$29.2	$28.3	$27.6

Tax-effected Bond OID per Share		(1.7)	(1.7)	(1.7)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$27.4	$26.6	$25.9

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		2Q 17	1Q 17	2Q 16

Common Equity Tier 1 Capital (transition)		$13.1	$12.9	$12.8

DTAs Arising from NOL and Tax Credit Carryforwards Phased-in During Transition		(0.1)	(0.1)	(0.3)

Intangibles Phased-in During Transition		(0.0)	(0.0)	(0.0)

Common Equity Tier 1 Capital (Fully Phased-in)	[a]	$13.0	$12.8	$12.5

Denominator

Risk-weighted Assets (Transition)		$138.0	$137.4	$133.8

DTAs Arising from Temporary Differences that Could Not Be Realized Through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.4	0.4	0.5

Intangibles Phased-in During Transition		(0.0)	(0.0)	(0.0)

Risk-weighted Assets (Fully Phased-in)	[b]	$138.4	$137.9	$134.2

Metric

Common Equity Tier 1 (Transition)		9.5%	9.4%	9.6%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.4%	9.3%	9.3%

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 17	1Q 17	2Q 16

Total Noninterest Expense		$810	$778	$773

Rep and Warrant Expense		(0)	(0)	(3)

Insurance Expense		280	239	293

Repositioning Items		-	-	4

Adjusted Noninterest Expense	[a]	$530	$539	$479

Denominator ($ millions)

Total Net Revenue		$1,455	$1,375	$1,358

Original Issue Discount		17	16	14

Repositioning Items		-	-	-

Insurance Revenue		259	279	275

Adjusted Net Revenue	[b]	$1,213	$1,112	$1,097

Adjusted Efficiency Ratio	[a] ÷ [b]	43.7%	48.5%	43.7%

Additional Financial Information

For additional financial information, the second quarter 2017 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally’s legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC and Equal Housing Lender), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $164.3 billion in assets as of June 30, 2017. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

Contacts:
Michael Brown	Sari Jensen
Ally Investor Relations	Ally Communications (Media)
704-444-5225	646-781-2539
michael.t.brown@ally.com	sari.jensen@ally.com